Exhibit 99.1

Contact:
Ellen Corliss
Senior Vice President
 Corporate Communications
&Investor Relations
(919)855-2112

Oxygen Biotherapeutics Reports Financial Results for Fiscal Year 2012

MORRISVILLE, NC, July 24, 2012 — Oxygen Biotherapeutics, Inc. (NASDAQ: OXBT), a development stage biomedical company focused on developing oxygen-carrying intravenous and topical products,today announced results for the fiscal year (FY) ended April 30, 2012.

Highlights

-	Reduced total operating expenses approximately20% year over year
-
Closed a registered financing in December 2011 for up to $7.5 million in gross proceeds; the first tranche raised $3.5 million; second tranche raised $2.5 million; and a third tranche of $1.5 million is scheduled for September 2012, subject to obtaining shareholder approval

-	Raised approximately $4.9 million in a private placement of unregistered convertible notes and warrants in June 2011
-	Secured fully cGMP compliant supplier for manufacture of Oxycyte® PFC emulsion to be used in upcoming clinical studies
-
Initiated a program of preclinical studies to evaluate the effects of Oxycyte on immunocompetence and platelet function, biodistribution and transfusion under the cost-reimbursement grant sponsored by the United States Army

-
Signed an agreement to collaborate with Aurum Biosciences to conduct preclinical research using Oxycyte to enhance imaging and for therapeutic intervention of acute ischemic stroke. The research is being conducted by Aurum Biosciences using our Oxycyte emulsion in combination with Aurum's proprietary Glasgow Oxygen Level Dependent (GOLD) Magnetic Resonance Imaging techniques

-	Named Board member Dr. Ronald Blanck our Chairman of the Board of Directors
-	Named Chris Rallis, former President & CEO of Triangle Pharmaceuticals and Anthony DiTonno, former CEO of Neurogesx, to the Board of Directors in December 2011
-	Named CFO Michael B. Jebsen President and interim Chief Executive Officer in August 2011

Financial Results
We generate product revenue from the sale of Dermacyte through on-line retailers, physician and medical spa facilities, and through distribution agreements with unrelated companies.  Net product revenue for the years ended April 30, 2012 and 2011was $49,266 and $103,167, respectively. The decrease in product revenue was driven by our decision to suspend our existing marketing program and focus our efforts on reformulating and repackaging our existing retail products.

Gross profit as a percentage of revenue was 49% and 32% for the years ended April 30, 2012 and 2011, respectively. The increase for the year ended April 30, 2012 was due to a greater proportion of total sales through wholesale and retail channels versus sales through distributors in the current year.We also earn revenues through a cost-reimbursement grant sponsored by the United States Army (Grant Revenue). Grant Revenue is recognized as milestones under the grant program are achieved. Grant Revenue is earned through reimbursements for the direct costs of labor, travel, and supplies, as well as the pass-through costs of subcontracts with third-party contract research organizations. For the year ended April 30, 2012, we recorded approximately $314,000 in revenue under the grant program.

Total operating expenses for the year ended April 30, 2012 were $8,583,978 compared to $10,665,844 for the same period in 2011. The 20% decrease in total operating expenses was the result of reductions in marketing and sales costs, general and administrative costs, and research and development costs.

Marketing and sales expenses for the year ended April 30, 2012 decreased 57% to $393,922 compared with $875,634in the prior year. The decrease in marketing and sales expenses for the year was driven primarily byreductions in costs incurred for direct marketing and advertising, compensation and travel.

General and administrative (G&A) expenses for the year ended April 30, 2012 decreased 18% to $5,697,884 compared with $6,952,036 in the prior year.  The decrease in G&A expenses wasdriven primarily by reductions in costs incurred for compensation, facilities, travel and depreciation and amortization; partially offset by an increase in costs incurred for legal and professional fees.

Research and development (R&D) expenses for the year ended April 30, 2012 decreased 8% to $2,462,638 compared with $2,681,713in the prior year.  The decrease in R&D was driven primarily by a reduction in costs incurred for the Phase IIb clinical trials; partially offset by increased costs incurred for the development of Oxycyte and Dermacyte®, consulting fees and compensation.

During the year ended April 30, 2012, interest expense increased approximately $7.2 million compared to the same period in the prior year. In the current year we recognized non-cash interest expense related to the fair-value adjustments to our outstanding preferred stock, dividends paid on our preferred stock, quarterly interest accrued on our outstanding convertible notes payable and the recognition of unamortized premiums upon prepayment of our long-term notes payable.

Other income decreased approximately $278,000 for the year ended April 30, 2012 compared to the prior year. The decrease in other income was primarily due to the non-recurring $244,000 award received in the prior year under the Patient Protection and Affordable Care Act of 2010 and areduction in sublease revenue received in the current year.

Other expense increased approximately $88,000 for the year ended April 30, 2012 compared to the prior year. The increase in other expense was primarily due to our write-off of an uncollectible receivable for reimbursable patent costs related to our terminated license agreement with Glucometrics, Inc., partially offset by a reduction in foreign currency translation losses.

For the fiscal year ended April 30, 2012, we reported a net loss of $15,712,410, or $0.61 per share, compared to a net loss of $10,448,296, or $0.45 per share, in the prior year.

We ended the fiscal year withcash and cash equivalents totaling $1,879,872, compared with $951,944 in the prior year.

“Our financial results show we clearly heard our shareholders directive for change: to exercise more fiscal control and return to our core business.  We have made those changes.  We will continue to focus on improving shareholder value by committingour resources only to the activities that will enable us to achieve our core business goal of developing medical products that deliver oxygen to tissues in the body deprived of this essential life saving element” said Michael Jebsen, President, interim Chief Executive Officer and Chief Financial Officer.

FY2012 Financial Results Conference Call
On Wednesday, July 25, 2012, at 11 a.m. EDT, Mr. Jebsen will host a conference call and live webcast to discuss the 2012 financial results and the company’s progress.To access the live teleconference, dial (866) 770-7125 (U.S. and Canada), or (617) 213-8066 (international).  The participant pass code is 98948399. Also, a link to access a live webcast of the teleconference will be available in the Investor section of the Company’s website.  A replay of the webcast will be available by phone or on the Oxygen website for a limited time. To access the replay by phone, call (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international).  The pass code for the replay is 42947311.

Annual Meeting of Stockholders
The Company also announced it will host its Annual Meeting of Stockholders on Friday, August 31, 2012, at 9 a.m. EDT, at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, 23rd Floor, Room 2368, Raleigh, NC 27601.  The Annual Meeting is open to stockholders of record as of July 23, 2012. This event will be broadcast via a conference call and webcast.  To access the live meeting via telephone, dial 800-901-5241 (U.S. & Canada) or 617-786-2963 (international) and enter the pass code 58960968. To access the live webcast, go to the Investor section of the Company’s website and click on the available link. A question and answer session is available only in person or via the teleconference, and is not accessible via the webcast. Stockholders who attend the meeting in person should be prepared to provide photo identification for admission.

About Oxygen Biotherapeutics, Inc.
Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company is also developing PFC-based creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market.

Financial Tables Follow
The accompanying notes found in the Company’s Form 10-K filed with the SEC on July 24, 2012 are an integral part of these Financial Statements.

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)

BALANCE SHEETS

	April 30, 2012	April 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$1,879,872	$951,944
Accounts receivable	13,385	138,867
Government grant receivable	35,650	—
Inventory	83,370	257,382
Prepaid expenses	455,946	275,876
Other current assets	162,809	8,142
Total current assets	2,631,032	1,632,211
Property and equipment, net	293,606	442,586
Debt issuance costs, net	278,659	—
Intangible assets, net	872,971	699,951
Other assets	65,666	147,608
Total assets	$4,141,934	$2,922,356
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$542,809	$889,376
Accrued liabilities	1,273,837	1,250,573
Convertible preferred stock	1,247,266	—
Current portion of notes payable, net	62,958	43,295
Total current liabilities	3,126,870	2,183,244
Long-term portion of notes payable, net	1,361,110	4,463,635
Total liabilities	4,487,980	6,646,879

Commitments and contingencies; see Note I.

Stockholders' deficit
Preferred stock, undesignated, authorized 9,992,500 shares; see Note E.	—	—
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 29,417,718 and 23,393,307, respectively	2,942	2,339
Additional paid-in capital	107,279,296	88,189,012
Deficit accumulated during the development stage	(107,628,284)	(91,915,874)
Total stockholders’ deficit	(346,046)	(3,724,523)
Total liabilities and stockholders' deficit	$4,141,934	$2,922,356

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)

STATEMENTS OF OPERATIONS

	Year ended April 30,
	2012	2011
Product revenue	$100,519	$322,349
Cost of sales	51,253	219,182
Net product revenue	49,266	103,167
Government grant revenue	314,515	—
Total net revenue	363,781	103,167

Operating expenses
Selling, general, and administrative	6,091,806	7,682,087
Research and development	2,462,638	2,681,713
Loss on impairment of long-lived assets	29,534	302,044
Total operating expenses	8,583,978	10,665,844
Net operating loss	8,220,197	10,562,677

Interest expense	7,412,054	171,563
Other expense (income)	80,159	(285,944)
Net loss	$15,712,410	$10,448,296

Net loss per share, basic	$(0.61)	$(0.45)
Weighted average number of common shares outstanding, basic	25,928,263	23,346,496

Net loss per share, diluted	$(0.70)	$(0.45)
Weighted average number of common shares outstanding, diluted	27,752,386	23,346,496

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. These statements include the expansion of development of the Oxycyte and DERMACYTE product lines, the timing of the introduction of those new products, stockholder approval of the December 2011 financing, the closing of the additional installment of such financing, and the progress of our research programs, including clinical testing. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company's control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current reports on Form 10-Q and Form-10K. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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